EXHIBIT 10-o

SUPPLEMENTAL RETIREMENT AGREEMENT

BETWEEN NORDSON CORPORATION AND MICHAEL F. HILTON

DATED AS OF DECEMBER 9, 2009

This Supplemental Retirement Agreement Between Nordson Corporation and Michael F. Hilton (the “Agreement”), dated as of December 9, 2009, is made and entered into by and between Nordson Corporation, an Ohio corporation (the “Company”), and Michael F. Hilton (the “Executive”).

1.

Purpose.  The purpose of this Agreement is to provide for treatment of Executive as fully-vested under the Nordson Corporation Salaried Employee Pension Plan (the “Pension Plan”) and the Nordson Corporation Amended and Restated 2005 Excess Defined Benefit Pension Plan (the “Pension SERP”) in the event that his employment under that certain Employment Agreement between the Company and Executive (the “Employment Agreement”) is terminated, under certain circumstances, prior to the attainment of full vesting under the Pension Plan and Pension SERP.

2.	Eligibility to Participate. Only Michael F. Hilton shall be eligible to participate in the arrangement under this Agreement.
3.

Relationship To Pension Plan, Pension SERP and Employment Agreement.  To the extent necessary to interpret this Agreement and the obligations set forth herein, the written terms and definitions contained in the Pension Plan, the Pension SERP and the Employment Agreement are hereby incorporated by reference herein.  However, this Agreement explicitly does not amend or otherwise alter the Pension Plan, the Pension SERP or the Employment Agreement in any respect.  To the extent that this Agreement sets forth benefit obligations to Executive that are different from those set forth in the Pension Plan or the Pension SERP, such differing obligations shall relate only to Executive and shall have no applicability with respect to any other participant under the Pension Plan or the Pension SERP.

4.

Supplemental Benefit Entitlement.  Executive shall be entitled to the benefits described under Section 5 of this Agreement in the event that he experiences a Termination due to Death, Termination due to Disability, Termination without Cause, or Resignation with Good Reason (as each is respectively defined under the Employment Agreement, and whether or not such event occurs in connection with a Change in Control) prior to becoming one hundred percent (100%) vested in benefits under the Pension Plan or the Pension SERP.  In the event of Executive’s Termination due to Death, the benefit entitlement described under Section 5 of this Agreement shall be owed to Executive’s spouse (or if he has no spouse as of such time, his estate).

5.

Total Supplemental Benefit Amount.  The Total Supplemental Benefit payable under this Agreement shall be equal to the sum of (a) the Supplemental Pension Benefit and (b) the Supplemental SERP Benefit, as described below.

a.	Supplemental Pension Benefit. The Supplemental Pension Benefit shall be equal to the difference between (i) and (ii):
i.	The benefit to which Executive would be entitled under the Pension Plan if he were one hundred percent (100%) vested thereunder; and
ii.	The benefit to which Executive actually is entitled under the Pension Plan.
b.	Supplemental SERP Benefit. The Supplemental SERP Benefit shall be equal to the difference between (i) and (ii):
i.	The benefit to which Executive would be entitled under the Pension SERP if he were one hundred percent (100%) vested thereunder; and
ii.	The benefit to which Executive actually is entitled under the Pension SERP.
c.

Example.  Assume that Executive experiences a Termination without Cause at the end of his third year of employment.  Under this Agreement, he would not receive a benefit from or under the Pension Plan.  However, instead, he would receive a benefit under this Agreement equal to the benefit that he would have received under the Pension Plan had he been fully vested under the Pension Plan based upon three (3) years of benefit accrual service.  This is referred to as the Supplemental Pension Benefit and is described in Section 5(a) above.

In addition, Executive would receive a benefit under the Pension SERP equal to the benefit that he otherwise would have received under the Pension SERP had he been fully vested in such benefit (again, computed based on three years of benefit accrual service).  This is referred to as the Supplemental SERP Benefit and is described in Section 5(b) above.

d.

Modification of Supplemental Pension Benefit and Supplemental SERP Benefit In Event of Change in Control.  In the event that at Change in Control (as defined under the Change-in-Control Retention Agreement between the Company and Executive (“Change-in-Control Retention Agreement”)) occurs, and Executive experiences a Termination without Cause or Resignation for Good Reason (as defined under the Employment Agreement within two (2) years following the effective date of a Change in Control, the Supplemental Pension Benefit and Supplemental SERP Benefit described above shall be calculated by crediting Executive with an additional two (2) years service credit and adding an additional two (2) years to Executive’s age.

6.

Survivor Benefit.  In the event that Executive dies prior to the termination of the Employment Agreement, as well as prior to the attainment of full vesting under the Pension Plan and Pension SERP, Executive’s spouse shall be entitled to the benefits described in Section 5 of this Agreement based upon Executive’s benefit accrual service earned as of his date of death.  Such benefits shall be paid to Executive’s spouse in the same amount and in the same form, and at the same time, all as prescribed under Section 3A.1 of the Pension SERP.

7.

Supplemental Benefit Commencement.  Payment of the benefits described in Section 5 of this Agreement shall commence as soon as administratively practicable following Executive’s Date of Termination under the Employment Agreement (but in any event shall be paid in the same calendar year in which such Date of Termination occurs); provided, however, that any benefit payable under this Agreement shall comply with the following restrictions:

a.

If Executive’s termination or resignation does not constitute a “separation from service,” as such term is defined under Section 409A of the Internal Revenue Code (the “Code”), Executive shall nevertheless be entitled to receive all of the payments and benefits that Executive is entitled to receive under Section 5 of this Agreement on account of his termination of employment prior to the attainment of full vesting under the Pension Plan and Pension SERP.  However, the benefits that Executive is entitled to under Section 5 of this Agreement shall not be provided to Executive until such time as Executive has incurred a “separation from service” within the meaning of Section 409A of the Code.  Unless otherwise indicated under this Agreement, any payments to which Executive is entitled under Section 5 of this Agreement shall be made as soon as administratively practicable following Executive’s separation from service.

b.

Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” (as defined by Section 409A of the Code) at the time of his termination of employment under the Employment Agreement (or, if later, his “separation from service” under Section 409A of the Code), to the extent that a benefit under Section 5 of this Agreement is considered to provide for a “deferral of compensation” (as determined under Section 409A of the Code), then such benefit shall not be paid or provided until six months after Executive’s separation from service, or his death, whichever occurs first.  Any benefits that are withheld under this provision for the first six months shall be payable in a lump sum on the 181st day after such termination of employment (or, if later, separation from service).

Section 7(g) and (h) of the Employment Agreement and the restrictions contained therein are specifically incorporated by reference herein, and any benefit payable under this Agreement shall commence only after such restrictions have been satisfied.

8.

Form of Payment for Supplemental Benefits.  The benefits described in Section 5 of this Agreement shall be paid in the form elected by Executive and shall be subject to the restrictions set forth in Sections 2.4 and 2.5 of the Pension SERP.  Executive hereby elects to receive the benefits described in Section 5 of this Agreement in a single lump sum.

9.

Nonduplication of Benefits.  To the extent, and only to the extent, a payment or benefit that is paid or provided under this Agreement would also be paid or provided under the terms of the applicable plan, program, agreement or arrangement, including, without limitation, the Change-in-Control Retention Agreement, such applicable plan, program, agreement or arrangement will be deemed to have been satisfied by the payment made or benefit provided under this Agreement.

10.

Source Of Benefits Under This Agreement.  The benefits described in Section 5 of this Agreement shall be paid by the Company from its general assets at the time and manner provided herein.  Benefits hereunder shall not be subject to assignment, pledge, alienation or anticipation by Executive, his spouse or his estate.  Neither Executive, his spouse or his estate shall have, by reason of this Agreement, any right, title or interest of any kind in or to any property of the Company.  To the extent that Executive has a right to receive payments from the Company under this Agreement, such right shall be no greater than the right of a general unsecured creditor.

11.

Administration.  The Compensation Committee of the Company (the “Committee”) shall be the “administrator” of this Agreement, as such term is defined under Section 3(16) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

12.

Amendment and Termination.  This Agreement may be amended or terminated by mutual written agreement between the Company and Executive; provided, however, that any such amendment or termination shall comply with Section 409A of the Code.  Notwithstanding the foregoing, at such time as Executive becomes one hundred percent (100%) vested in benefits under both the Pension Plan or the Pension SERP, the Company shall no longer have any obligations under this Agreement and this Agreement shall terminate.  In such case, no benefits shall be payable from or under this Agreement.

13.	Withholding. The Company shall have the right to deduct from any payment in accordance with this Agreement any amount required to satisfy its obligation to withhold federal, state and local taxes.
14.

Construction.  This Agreement is intended to qualify as a plan maintained for the benefit of a select group of management or highly compensated employees within the meaning of ERISA, and shall be construed in accordance with such intention.

15.	Effective Date. This Agreement shall be effective January __, 2010.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

NORDSON CORPORATION

By:
Name:
Title:

EXECUTIVE

Address:

097488, 000001, 103099386.7

5